Exhibit 99.1

Media Contact

Anthony Hulen

Executive Director, Corporate Affairs

(703) 822-1972

anthony.hulen@regi.com

Investor Relations Contact:

Todd Robinson

Director, Investor Relations

515-239-8048

Todd.Robinson@regi.com

Renewable Energy Group Announces Share Repurchase Program

AMES, Iowa—(BUSINESS WIRE)— Renewable Energy Group, Inc. (NASDAQ: REGI) today announced that its Board of Directors has approved a share repurchase program of up to $30 million of the Company’s shares of common stock.

Under the program, REG may repurchase shares from time to time in open market transactions, privately negotiated transactions or by other means. The timing and amount of repurchase transactions will be determined by the Company’s management based on its evaluation of market conditions, share price, legal requirements and other factors. The program may be suspended, modified or discontinued at any time without prior notice.

“Our balance sheet allows us to implement a share repurchase plan which we currently feel is an appropriate way to build further value for our shareholders,” said Daniel J. Oh, President and Chief Executive Officer.

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About Renewable Energy Group

Renewable Energy Group, Inc. is a leading North American advanced biofuels producer and developer of renewable chemicals. REG utilizes a nationwide production, distribution and logistics system as part of an integrated value chain model to focus on converting natural fats, oils and greases into advanced biofuels and converting diverse feedstocks into renewable chemicals. With 10 active biorefineries across the country, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuels and chemicals.

For more than a decade, REG has been a reliable supplier of advanced biofuels which meet or exceed ASTM quality specifications. REG sells REG-9000™ biomass-based diesel to distributors so consumers can have cleaner burning fuels that help diversify the energy complex and increase energy security. REG-9000™

biomass-based diesel is distributed in most states in the US. REG also markets ultra-low sulfur diesel and heating oil in the northeastern and midwestern US. For more information on REG visit our website at www.regi.com.